ARTICLES OF INCORPORATION OF DESERT HEALTH PRODUCTS, INC.

ARTICLE I
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NAME: The name of the corporation shall be Desert Health Products, Inc.

ARTICLE II
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PURPOSE: The purpose for which this corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

ARTICLE III
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INITIAL BUSINESS: The corporation initially intends to market and manufacture health foods.

ARTICLE IV
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AUTHORIZED CAPITAL: The corporation shall have authority to issue one million
(1,000,000) shares of common stock of the par value of One Dollar
($1.00) per share.

ARTICLE V
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STATUTORY AGENT:    The name and address of the Initial Statutory Agent, a
bona fide resident of Arizona for three years is:

     Garth A. Harris
     14950 N. 83rd Place, Ste. 1
     Scottsdale, Arizona 85260

ARTICLE VI
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BOARD OF DIRECTORS: The initial Board of Directors shall consist of:
The Directors are also the incorporators.

GEORGIA AADLAND     P.O. BOX 6313                 SCOTTSDALE, AZ 85261
GARTH A. HARRIS     14950 N/ 83RD PLACE, SUITE 1  SCOTTSDALE, AZ 85260

/S/ GEORGIA AADLAND                     /S/ GARTH A. HARRIS

DATED THIS 20TH DAY OF JUNE, 1991.

I GARTH A, HARRIS, having been designated to act as Statutory Agent, hereby consent to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.

/s/ GARTH A. HARRIS